Exhibit 99. (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of First Eagle Small Cap Opportunity Fund of our report dated July 29, 2021, relating to the financial statements and financial highlights of First Eagle Small Cap Opportunity Fund, which appears in such Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

July 29, 2021